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                                Contacts:  David R. Fluhrer
                                           Vice President - Communications
                                           (516) 844-7590
                                           olsten.comms@olsten.com
                                           www.olsten.com
                                           Anthony J. Puglisi
                                           Senior Vice President
                                           and Chief Financial Officer
                                           (516) 844-7110
FOR IMMEDIATE RELEASE
---------------------

           OLSTEN CORPORATION ANNOUNCES ESTIMATED SECOND QUARTER
             RESULTS, RESTRUCTURING OF HOME HEALTH BUSINESS
              AND RELATED ADJUSTMENTS AND ONE-TIME CHARGES

Melville, NY, June 29, 1998 - Olsten Corporation (NYSE: OLS) today announced estimated results for its second quarter ending June 28, 1998, which include adjustments and one-time charges of approximately $40 million, net of tax, or $
 .50 per share, relating primarily to the restructuring of its home health business. The Company expects the charges and an anticipated loss from its home health operations to be greater than the anticipated profits in the Company's Staffing and Information Technology Services businesses, resulting in a second quarter loss of approximately $34 million, net of tax, or $ .41 per share.
       Although the Company is still reviewing its second quarter of 1998, it believes that its Staffing business will reflect continuing improvement in Europe and in Information Technology Services, flattening of revenue in North America and continuing investments in new systems and infrastructure, resulting in reduced profitability.
       The  charges  and   adjustments   relate   primarily  to  the   Company's
restructuring of its home health operations that have been initiated as part of its response to the implementation of the Interim Payment System (IPS) for home care reimbursement under Medicare, and margin pressures arising out of the Company's fulfillment of certain capitated managed care contracts.
       "The  home  health   industry  in  the  United  States  is   experiencing
significant  pressures  from  both  government  and  private  payors  who  have,
respectively,   reduced  reimbursement  and  tightened  pricing  for  home  care services," said Frank N. Liguori, Olsten's Chairman and Chief Executive Officer. "Olsten has initiated a series of actions to respond to these changing conditions, including the consolidation and closing of offices, investments in new technology and changes in certain managed care contracts. The charges and the anticipated results we are announcing today reflect both the new environment in the home health business, as well as Olsten's determination to adapt to the changes in the industry. These initiatives, together with the continuing growth of our Infusion business, our strategic focus on managed care and the strength of our core competency in nursing, are intended to improve the longer term outlook for Olsten's health services."


                                   -more-
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            The adjustments and charges  approximating $40 million,  net of tax, are as follows:
            * In response to new Medicare  reimbursement  methodology under IPS, the Company initiated the closing of approximately 60 of its more than 400 offices, and expects to record non-recurring charges and adjustments of approximately $23 million, net of tax, relating to lease payments, employee severance, professional fees and related costs, and an increase in allowance for doubtful accounts.
            * In addition,  the Company expects to record an $8 million,  net of tax, charge in anticipation of lower Medicare reimbursements resulting from the new per-visit and per-beneficiary limits that have been imposed by IPS.
            * The  Company  also  expects  to record a $9  million,  net of tax, adjustment to reserve for costs associated with the increased utilization of services under several of the Company's capitated contracts with managed care customers.
       Olsten Corporation is a world leader in staffing services and North America's largest provider of home health care and related services. Primarily through Olsten Staffing Services, the Company operates more than 900 staffing or information technology offices in North America, South America and Europe, providing assignment employees to business, industry and government, as well as services for the design, development and maintenance of information systems. Through its Olsten Health Services subsidiaries, the Company's health care offices in the United States and Canada provide health care Network Services and caregivers for home health care and institutions, home infusion and other therapies, and management services to hospital-based home health agencies.
       In 1997, Olsten Corporation employed approximately 670,000 people serving
approximately  625,000  client/patient   accounts.  The  Company  achieved  1997
systemwide sales of $4.8 billion and revenues of $4.1 billion.
       Information contained in this news release, other than historical information, should be considered forward-looking, and is subject to various risk factors and uncertainties. For instance, the Company's strategies and operations involve risks of competition, changing market conditions, changes in laws and regulations affecting our industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those anticipated in any forward-looking statements.

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